Exhibit 99.1

KINGSWAY ANNOUNCES FIRST QUARTER 2018 RESULTS

Toronto, Ontario (May 14, 2018) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced its operating results for the first quarter ended March 31, 2018. All amounts are in U.S. dollars unless indicated otherwise.

Management Comments
Larry G. Swets, Jr., Chief Executive Officer, stated, “This is our first full quarter with PWSC, and the results reaffirm our interest and desire to acquire further warranty assets. Trinity reported strong revenues during the quarter as it continues its turnaround to being a consistent contributor to our earnings and holding company cash flow. IWS maintained its steady contribution to our earnings. As we stated in last week’s announcement of our letter of intent to sell our non-standard auto business, we intend to shift our focus and resources toward future warranty acquisitions and merchant banking activity.”

Operating Results
The Company reported net loss attributable to common shareholders of $2.3 million (including a non-cash loss of $0.9 million attributable to change in fair value of debt), or $0.11 per diluted share, in the first quarter of 2018, compared to net loss attributable to common shareholders of $1.8 million (including a non-cash loss of $1.9 million attributable to change in fair value of debt), or $0.08 per diluted share, in the first quarter of 2017.

Following are highlights of Kingsway’s first quarter 2018 results. Operating income (loss) reflects the Company’s core operating activities, including its reportable segments, passive investment portfolio, merchant banking activities and corporate operating expenses.

•	Operating income was $0.4 million for the first quarter of 2018 compared to operating loss of $0.6 million for the first quarter of 2017.

◦	Insurance Underwriting segment operating loss was $0.3 million for the first quarter of 2018 compared to $0.7 million for the first quarter of 2017.

◦	Extended Warranty segment operating income was $1.6 million for the first quarter of 2018 compared to $0.6 million for the first quarter of 2017.

◦	Leased Real Estate segment operating income was $0.9 million for the first quarter of 2018 compared to $0.9 million for the first quarter of 2017.

◦	Net investment loss of $0.7 million was reported for the first quarter of 2018 compared to net investment income $0.7 million for the first quarter of 2017.

◦	Net realized gains of $0.0 million were reported for the first quarter of 2018 compared to $0.4 million for the first quarter of 2017.

◦
Gain on change in fair value of equity investments was $1.2 million for the first quarter of 2018 compared to zero for the first quarter of 2017. See Recently Adopted Accounting Standard section below.

◦	Other operating income and expense was a net expense of $2.3 million for the first quarter of 2018 compared to $2.5 million for the first quarter of 2017.

•	Adjusted operating income was $2.5 million for the first quarter of 2018 compared to $4.1 million for the first quarter of 2017.

•
Book value decreased to $1.90 per share at March 31, 2018 from $2.02 per share at December 31, 2017. The Company also carries a valuation allowance, in the amount of $8.37 per share at March 31, 2018, against the deferred tax asset, primarily related to its loss carryforwards.

Recently Adopted Accounting Standard
On January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). As required by ASU 2016-01, the Company recorded a gain on change in fair value of equity investments of $1.2 million during the first quarter of 2018 as a result of the increase in the fair value of its equity investments since December 31, 2017. Prior to the adoption of ASU 2016-01, changes in the fair value of the Company’s equity investments were included in other comprehensive income (loss). In addition, as required by ASU 2016-01, the Company recorded an other comprehensive loss of $0.4 million related to the portion of the change in fair value of

Exhibit 99.1

subordinated debt related to the instrument-specific credit risk. Prior to the adoption of ASU 2016-01, the total change in fair value of subordinated debt was reported in net income (loss).

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation.  The Company owns or controls subsidiaries primarily in the insurance, extended warranty, asset management and real estate industries and pursues non-control investments and other opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2018	2017
Revenues:
Net premiums earned	$28,636	$32,922
Service fee and commission income	10,557	6,562
Rental income	3,348	3,347
Net investment (loss) income	(682)	714
Net realized gains	13	398
Gain on change in fair value of equity investments	1,176	—
Other income	2,660	2,798
Total revenues	45,708	46,741
Operating expenses:
Loss and loss adjustment expenses	24,422	26,410
Commissions and premium taxes	5,443	6,278
Cost of services sold	2,252	1,304
General and administrative expenses	11,337	11,272
Leased real estate segment interest expense	1,552	1,574
Amortization of intangible assets	272	291
Impairment of intangible assets	—	250
Total operating expenses	45,278	47,379
Operating income (loss)	430	(638)
Other expenses (revenues), net:
Interest expense not allocated to segments	1,386	1,159
Foreign exchange losses, net	2	4
Loss on change in fair value of debt	919	1,889
Equity in net income of investee	(101)	(2,385)
Total other expenses, net	2,206	667
Loss before income tax expense	(1,776)	(1,305)
Income tax expense	251	179
Net loss	(2,027)	(1,484)
Less: net income attributable to noncontrolling interests in consolidated subsidiaries	135	105
Less: dividends on preferred stock, net of tax	129	174
Net loss attributable to common shareholders	$(2,291)	$(1,763)
Loss per share – net loss attributable to common shareholders:
Basic:	$(0.11)	$(0.08)
Diluted:	$(0.11)	$(0.08)
Weighted-average shares outstanding (in ‘000s):
Basic:	21,708	21,458
Diluted:	21,708	21,458

Exhibit 99.1

Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2018	December 31, 2017
	(unaudited)
Assets
Investments:
Fixed maturities, at fair value (amortized cost of $51,403 and $53,746, respectively)	$50,499	$53,214
Equity investments, at fair value (cost of $5,922 and $9,146, respectively)	6,472	8,994
Limited liability investments	25,749	25,173
Limited liability investment, at fair value	8,925	10,314
Other investments, at cost which approximates fair value	3,316	3,721
Short-term investments, at cost which approximates fair value	151	151
Total investments	95,112	101,567
Cash and cash equivalents	47,197	44,286
Investment in investee	5,331	5,230
Accrued investment income	358	526
Premiums receivable, net of allowance for doubtful accounts of $115 and $115, respectively	31,428	27,855
Service fee receivable, net of allowance for doubtful accounts of $333 and $318, respectively	5,707	4,286
Other receivables, net of allowance for doubtful accounts of zero and zero, respectively	7,398	7,139
Deferred acquisition costs, net	10,646	13,045
Property and equipment, net of accumulated depreciation of $14,716 and $13,600, respectively	107,166	108,230
Goodwill	80,112	80,112
Intangible assets, net of accumulated amortization of $8,605 and $8,333, respectively	87,343	87,615
Other assets	15,202	4,709
Total Assets	$493,000	$484,600
Liabilities and Shareholders' Equity
Liabilities:
Unpaid loss and loss adjustment expenses:
Property and casualty	$61,658	$63,652
Vehicle service agreements	2,683	2,779
Total unpaid loss and loss adjustment expenses	64,341	66,431
Unearned premiums	39,921	36,686
Note payable	185,530	186,469
Bank loan	4,667	4,917
Subordinated debt, at fair value	53,458	52,105
Net deferred income tax liabilities	30,352	30,331
Deferred service fees	41,072	39,741
Income taxes payable	2,876	2,644
Accrued expenses and other liabilities	24,135	15,966
Total Liabilities	446,352	435,290

Class A preferred stock, no par value; unlimited number authorized; 222,876 and 222,876 issued and outstanding at March 31, 2018 and December 31, 2017, respectively; redemption amount of $5,572	5,469	5,461

Shareholders' Equity:
Common stock, no par value; unlimited number authorized; 21,708,190 and 21,708,190 issued and outstanding at March 31, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	356,313	356,021
Accumulated deficit	(356,273)	(313,487)
Accumulated other comprehensive income (loss)	35,844	(3,852)
Shareholders' equity attributable to common shareholders	35,884	38,682
Noncontrolling interests in consolidated subsidiaries	5,295	5,167
Total Shareholders' Equity	41,179	43,849
Total Liabilities, Class A preferred stock and Shareholders' Equity	$493,000	$484,600

Exhibit 99.1

Non-U.S. GAAP Financial Measures

Segment Operating Income

Segment operating income represents one measure of the pretax profitability of Kingsway’s segments and is derived by subtracting direct segment expenses from direct segment revenues. Please refer to the section entitled “Non-U.S. GAAP Financial Measures” in the Management’s Discussion and Analysis section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a detailed description of this non-U.S. GAAP measure.

Adjusted Operating Income

Adjusted operating income represents another measure used by the Company to assess the profitability of the Company’s segments, its passive investment portfolio and its merchant banking activities. Adjusted operating income is comprised of segment operating income as well as net investment (loss) income, net realized gains, gain on change in fair value of equity investments, equity in net income of investee and merchant banking transaction expenses, net. A reconciliation of segment operating income and adjusted operating income to net loss for the three months ended March 31, 2018 and 2017 is presented below:

(in thousands)	Three months ended March 31,
	2018	2017
Segment operating income	$2,153	$762
Net investment (loss) income	(682)	714
Net realized gains	13	398
Gain on change in fair value of equity investments	1,176	—
Equity in net income of investee	101	2,385
Merchant banking transaction expenses, net	(234)	(162)
Adjusted operating income	2,527	4,097
Equity in net income of investee	(101)	(2,385)
Corporate operating expenses and other (1)	(1,724)	(1,809)
Amortization of intangible assets	(272)	(291)
Impairment of intangible assets	—	(250)
Operating income (loss)	430	(638)
Equity in net income of investee	101	2,385
Interest expense not allocated to segments	(1,386)	(1,159)
Foreign exchange losses, net	(2)	(4)
Loss on change in fair value of debt	(919)	(1,889)
Loss before income tax expense	(1,776)	(1,305)
Income tax expense	(251)	(179)
Net loss	$(2,027)	$(1,484)

(1)	Corporate operating expenses and other includes corporate operating expenses and stock-based compensation expense.

Exhibit 99.1

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available and include statements relating to the proposed sale of our insurance subsidiaries. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including the failure to reach a definitive agreement with respect to the proposed sale of our insurance subsidiaries, the timing to consummate the proposed sale, the failure to obtain necessary regulatory approvals and the diversion of management time on transaction-related matters. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s 2017 Annual Report on Form 10-K. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2017 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.

For a current review of the Company and a discussion of its plan to create and sustain long-term shareholder value, management invites you to review its Annual Letter to Shareholders, which may be accessed at the Company’s website or directly at http://bit.ly/kingsway2016.